Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

SEPARATION AND RELEASE AGREEMENT

Background

I.    I (Tim Hendricks) was employed by SANUWAVE (as defined below) pursuant to the terms of the Employment Agreement dated January 17, 2023 (the “Employment Agreement”).

II.    My employment with SANUWAVE was terminated effective January 3, 2025 (my “Separation Date”).

III.    SANUWAVE has offered to provide me certain Consideration (as defined below) subject to the terms and conditions of this Separation and Release Agreement (“Release”).

IV.    It is my desire to accept the Consideration offered by SANUWAVE in exchange for me agreeing to be bound by the terms of this Release and satisfying the terms and conditions identified in this Release, and to resolve all issues between me and SANUWAVE as set forth in this Release.

Agreements and Representations

Definitions. I intend all words used in this Release to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

    A.    I, me, and my means me (Tim Hendricks) and anyone who has or obtains any legal rights or claims through me.

    B.    SANUWAVE means SANUWAVE Health, Inc., any entity related to SANUWAVE Health, Inc. in the present or past (including without limitation, its predecessors, parents, subsidiaries, members, affiliates, and divisions) and any successors of SANUWAVE Health, Inc.
C.    Company means SANUWAVE; the present and past officers, directors, members, committees, equity holders (together with any officers, partners, managers members, employees, agents and affiliates of any such equity holder), and employees of SANUWAVE; any company providing employment or employee benefit services to SANUWAVE in the past or present; any company providing insurance to SANUWAVE in the present or past; the present and past employee benefit plans sponsored or maintained by SANUWAVE (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for SANUWAVE; and anyone who acted on behalf of SANUWAVE or on instructions from SANUWAVE.

D.    Consideration means SANUWAVE providing me:

•A severance amount equal to $104,116.67 (five months’ of my base salary), less applicable withholdings, payable in equal installments over the Severance Period in accordance with and as outlined in the Employment Agreement, beginning after the expiration of the rescission period described below.
•Continued vesting of my Employee Stock Options for the duration of the Severance Period, such that on May 31st (the end of Severance Period) two 3-month vesting periods shall have occurred and 8,455 of my Employee Stock Options will have vested.

    E.    Severance Period means the 5-month period following the Separation Date during which the Consideration is paid to me.

    F.    My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:

        1.    all claims arising out of or relating to my employment with SANUWAVE or the termination of that employment;

        2.    all claims arising out of or relating to the statements, actions, or omissions of the Company;

    3.    all claims arising out of or relating to any agreements (whether express or implied) to which I and the Company are parties;

    4.    all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the ADA Amendments Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Family Medical Leave Act, the Lilly

Ledbetter Fair Pay Act of 2009, the Worker Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Genetic Information Nondiscrimination Act, the Minnesota Whistleblower Act, Minn. Stat. § 181.932; the Minnesota Human Rights Act, Minn. Stat. § 363A et seq.; any claims arising under or based upon Minn. Stat. Chapters 177 and 181; and workers’ compensation non-interference or non-retaliation statutes (such as Minn. Stat. § 176.82); the Missouri Human Rights Act (Mo. Ann. Stat. §§ 213.010 to 213.137), the Missouri Equal Pay for Women Act (Mo. Ann. Stat. §§ 290.400 to 290.460), the Missouri Service Letter statute (Mo. Ann. Stat.§ 290.140), the Missouri Minimum Wage Law (Mo. Ann. Stat. §§ 290.500 to 290.530), the Missouri Wage Payment Law (Mo. Ann. Stat. §§ 290.010 to 290.590);

    5.    all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

6.    all claims for compensation of any kind, including without limitation, bonuses, commissions, equity awards or equity-based compensation in any form, vacation pay, paid sick or safety time, perquisites, and expense reimbursements;

    7.    all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

        8.    all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

        9.    all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include (i) any claims for unemployment benefits, (ii) any claims I have to any amounts under SANUWAVE’s 401(k) plan, (iii) any claims that the law does not allow to be waived, or (iv) any claims that may arise after the date on which I sign this Release.

Agreement to Release My Claims. Subject to the conditions outlined in this Agreement, I will receive the Consideration from SANUWAVE if I sign and do not rescind this Release as provided below. I understand and acknowledge that this Consideration is in addition to anything of value that I would be entitled to receive from SANUWAVE if I did not sign this Release or if I rescinded this Release. In exchange for that Consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The Consideration that I am receiving is a fair compromise for the release of My Claims. Furthermore, I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding.

Conditions. SANUWAVE shall not be required to provide me the Consideration unless and until (a) I sign and return this Release, (b) the expiration period for the Release expires without a rescission by me, (c) I comply with the terms of this Release and any other ongoing obligations I have to the Company, and (d) I provide ongoing assistance and active cooperation to the Company throughout the full duration of the Severance Period in (1) the Company’s transition and integration of a new head of sales, and (2) matters about which I was involved during my employment, including without limitation, any currently pending or later raised legal claims [***].

Acknowledgment of Compensation. SANUWAVE will provide me my regular base compensation through the Separation Date, and any other compensation that is earned but unpaid as of the Separation Date including my Q4 variable compensation bonus of $29,357.22. I represent and confirm that I have been fully paid for all wages, overtime, commissions, bonuses, and other compensation that I have earned through my employment with SANUWAVE through the date of this Release.

No Other Rights To Compensation. I understand and acknowledge that, except as provided in this Release, and subject to the terms and conditions of this Release, the Company is not obligated to make any payments to me of any kind and does not have any other outstanding obligations to me under any agreement or arrangement between me and the Company or under any Company plan or policy.

Additional Agreements and Understandings. Even though SANUWAVE will provide Consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Confidentiality. To the fullest extent permitted by law, I agree that the terms of this Release are confidential and that I may not disclose those terms to any person except: (a) as part of any legal or administrative agency proceeding; or (b) to my attorneys, spouse and tax advisors, provided they agree to keep the terms of this Release confidential.

Non-Disclosure of Confidential Information. Except as permitted above with respect to limited disclosure of the terms of this Release to certain individuals, I will not use or disclose any Confidential Information (as defined in the Non-Compete and Confidentiality Agreement (“NCC”)) to any person at any time unless I have the advance written consent of SANUWAVE’s Chief Executive Officer. My prohibited use or disclosure of Confidential Information will not apply if I can establish that the Confidential Information has become publicly available and easily ascertainable through no wrongful act or omission by me. I acknowledge the Consideration for which I am eligible under this Release is conditioned upon me complying with the NCC, including my obligation to return all company information upon the separation of my employment. I further confirm that I had access to Confidential Information and other highly sensitive and personal information regarding SANUWAVE and its employees during my employment. I will not use such information to assist, encourage, or otherwise aid any person in filing or asserting any claims against SANUWAVE.

Non-Disparagement. I agree that I will not make any false, disparaging, derogatory or offensive statements to anyone about the Company or about any of the Company’s products or services.

No Unlawful Restriction. I understand and agree that nothing in this Release, including the Confidentiality and Non-Disclosure of Confidential Information provisions above, is intended to or will: (a) impose any condition, penalty, or other limitation on my rights to challenge this Release; (b) constitute an unlawful release of my rights; (c) prevent me from exercising any rights I have under Section 7 of the National Labor Relations Act; or (d) prevent or interfere with my ability or right to provide truthful testimony if under subpoena to do so, to file any charge with or participate in any investigation or proceeding before the U.S. Equal Employment Opportunity Commission or any other federal, state or local governmental agency, or to respond to a subpoena, court order or as otherwise provided by law.

Cooperation. In partial consideration for the Consideration being paid to me under this Release, to the fullest extent permitted by law, I agree to cooperate with the Company’s reasonable requests, subject to my own availability, in: (a) providing information; (b) resolving questions; or

(c) transitioning any responsibilities of information, pertaining to any matters which arose during my employment by SANUWAVE about which I have or may have knowledge of the underlying facts or for which I had responsibility during my employment with SANUWAVE.

Return Of Property. I represent that I have delivered to SANUWAVE all SANUWAVE property that was previously in my possession or under my control, including without limitation any computers, cellular telephones, credit cards, keys, records, files, documents, data, computer disks and other computer storage media.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have twenty-one (21) days after the day I receive this Release or my Separation Date, whichever is later, to consider whether I wish to sign this Release. I may not sign this Release before my Separation Date. If I sign this Release before the end of the 21-day consideration period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release before I sign it, whether material or immaterial, will not restart the 21-day consideration period.

My Right to Rescind this Release. I understand that I may rescind this Release at any time within fifteen (15) days after I sign it, not counting the day upon which I sign it. This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.
Procedure for Accepting or Rescinding the Release. To accept the terms of this Release, I must deliver this Release, after I have signed and dated it, to SANUWAVE by email or by mail within the 21-day period that I have to consider this Release. To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to SANUWAVE by email or by mail within the 15-day rescission period. All deliveries must be made to SANUWAVE at the following address:

SANUWAVE
Attn: Peter Sorensen
11495 Valley View Road
Eden Prairie, MN 55344-3617
[***]

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; and (2) properly addressed to SANUWAVE at the address stated above.

Entire Agreement. This Release constitutes the entire agreement between me and SANUWAVE with respect to the subject matter of this Release, including the termination of my employment with SANUWAVE, and I agree that there were no inducements or representations leading to the execution of this Release except as stated in this Release. For avoidance of doubt, this Release does not modify or supersede any of the terms of the NCC, which will remain in full force and effect in accordance with the terms of the NCC.

Amendment. This Release may be amended only by a writing that is signed by me and an authorized representative of SANUWAVE.

Waiver. No term or condition of this Release shall be deemed to have been waived except by a statement in writing signed by the party against whom the enforcement of the waiver is sought. The waiver by SANUWAVE of the breach or nonperformance of any provision of this Release by me will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Release.

Governing Law and Jurisdiction. This Release shall be governed by and interpreted in accordance with the laws of the State of Minnesota, without regard to conflicts of law provisions. Minnesota state or federal courts will have personal and subject-matter jurisdiction over any litigation arising out of or relating to this Release. Any action involving claims for interpretation, breach or enforcement of this Release shall be brought in such courts. I consent to personal jurisdiction over me in the state and/or federal courts of Minnesota and hereby waive any defense of lack of personal jurisdiction or inconvenient forum.

Severability. In case any one or more of the provisions of this Release is determined invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Release will not in any way be affected or impaired thereby.

Heirs, Successors, and Assigns. This Release shall be binding upon me and my heirs, administrators, representatives, or executors, and upon SANUWAVE’s successors or assigns. No assignment of this Release may be made by me, and any such purported assignment shall be null and void. SANUWAVE may assign its rights or obligations under this Release to any successor or assign of SANUWAVE without further consent by me.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the Consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with SANUWAVE. No child support orders, garnishment orders, or other orders requiring that money owed to me by SANUWAVE be paid to any other person are now in effect.

I acknowledge and agree that I have received all leave, leaves of absence, and leave benefits and protections for which I am eligible, and have not suffered any on-the-job injury for which I have not already notified the Company.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Release. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated: _1/13/25_______________    _/s/ Tim Hendricks__________________________
    Tim Hendricks